EXHIBIT 99.1

Press Release

Contact:	United Community Bancorp

William F. Ritzmann, President and Chief Executive Officer

(812) 537-4822

United Community Bancorp Reports First Quarter Results

Lawrenceburg, Indiana – October 30, 2013 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $762,000, or $0.16 per diluted share, for the quarter ended September 30, 2013, compared to net income of $494,000, or $0.10 per diluted share, for the quarter ended September 30, 2012.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the three months ended
	9/30/2013	9/30/2012
	(Unaudited)	(Unaudited)
Interest income	$3,759	$4,225
Interest expense	748	1,003
Net interest income	3,011	3,222

Provision for (recovery of) loan losses	(442)	250
Net interest income after provision for loan losses	3,453	2,972

Total other income	1,052	1,067
Total noninterest expense	3,448	3,417
Income before income taxes	1,057	622

Income tax provision	295	128
Net income	$762	$494

Basic and diluted earnings per share(1)	$0.16	$0.10
Weighted average shares outstanding(1)	4,875,257	5,050,134

(1) Weighted average share and related earnings per share amounts for periods prior to January 9, 2013 have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

Summarized Consolidated Statements of Financial Condition
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012

ASSETS
Cash and Cash Equivalents	$16,639	$16,787	$27,621	$39,375	$31,271
Investment Securities	208,828	202,547	204,783	173,258	161,426
Loans Receivable, net	247,202	254,578	258,454	266,684	272,076
Other Assets	38,872	38,719	35,109	37,347	37,380
Total Assets	$511,451	$512,631	$525,967	$516,664	$502,153

LIABILITIES
Municipal Deposits	$101,994	$90,141	$103,483	$102,806	$106,920
Other Deposits	322,837	331,102	333,498	322,311	326,139
FHLB Advances	10,000	15,000	10,083	10,333	10,583
Other Liabilities	3,241	2,845	3,932	3,006	3,214
Total Liabilities	438,072	439,088	450,996	438,456	446,856
Commitments and contingencies	-	-	-	22,889	-
Total Stockholders' Equity	73,379	73,543	74,971	55,319	55,297
Total Liabilities & Stockholders' Equity	$511,451	$512,631	$525,967	$516,664	$502,153

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,759	$3,712	$3,847	$4,103	$4,225
Interest Expense	748	712	747	889	1,003
Net Interest Income	3,011	3,000	3,100	3,214	3,222
Provision for (Recovery of) Loan Losses	(442)	(651)	110	225	250
Net Interest Income after Provision
for Loan Losses	3,453	3,651	2,990	2,989	2,972
Total Other Income	1,052	1,106	949	1,367	1,067
Total Noninterest Expense	3,448	3,381	3,427	3,370	3,417
Income before Tax Provision	1,057	1,376	512	986	622
Income Tax Provision	295	406	105	290	128
Net Income	$762	$970	$407	$696	$494
Basic and Diluted Earnings per Share (1)	$0.16	$0.20	$0.08	$0.14	$0.10
Weighted Average Shares Outstanding (1):

Basic and Diluted	4,875,257	4,875,257	4,892,523	5,050,134	5,050,134

(1) Weighted average share and related earnings per share amounts for periods prior to January 9, 2013 have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
Performance Ratios:
Return on average assets (1)	0.59%	0.75%	0.31%	0.55%	0.40%
Return on average equity (1)	4.17%	5.19%	2.41%	5.02%	3.58%
Interest rate spread (2)	2.48%	2.43%	2.47%	2.70%	2.75%
Net interest margin (3)	2.53%	2.48%	2.53%	2.75%	2.79%
Noninterest expense to average assets (1)	2.68%	2.60%	2.61%	2.67%	2.74%
Efficiency ratio (4)	84.86%	82.34%	84.64%	73.56%	79.67%
Average interest-earning assets to
average interest-bearing liabilities	108.65%	109.29%	109.16%	106.17%	105.06%
Average equity to average assets	14.23%	14.37%	12.83%	10.98%	11.07%

Bank Capital Ratios:
Tangible capital	12.18%	12.07%	11.56%	9.37%	9.18%
Core capital	12.18%	12.07%	11.56%	9.37%	9.18%
Total risk-based capital	26.95%	26.72%	26.17%	20.36%	19.64%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	3.74%	4.87%	5.39%	5.34%	5.44%
Nonperforming assets as a percent
of total assets	1.98%	2.60%	2.79%	2.98%	3.15%
Allowance for loan losses as a percent
of total loans	2.15%	2.09%	2.18%	2.10%	2.05%
Allowance for loan losses as a percent
of nonperforming loans	57.57%	42.83%	40.35%	39.37%	37.71%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	(0.76)%	(0.56)%	0.13%	0.29%	0.26%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended September 30, 2013:

Net income increased $268,000 to $762,000 for the quarter ended September 30, 2013, compared to net income of $494,000 for the quarter ended September 30, 2012.

Net interest income decreased $211,000, or 6.5%, to $3.0 million for the quarter ended September 30, 2013 as compared to $3.2 million for the quarter ended September 30, 2012. A decrease of $466,000 in interest income was partially offset by a $255,000 decrease in interest expense. The decrease in interest income was the result of a $26.7 million decrease in the average balance of loans and a decrease in the average rate earned on investments from 2.01% at September 30, 2012 to 1.27% at September 30, 2013, partially offset by a $53.1 million increase in the average balance of investments. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.89% to 0.66%. Changes in interest rates are reflective of decreases in overall market rates.

The recovery of loan losses was $442,000 for the quarter ended September 30, 2013, compared to a provision for loan losses of $250,000 for the same quarter in the prior year. The decrease in the provision for loan losses was primarily due to a $379,000 recovery of a commercial loan and a $124,000 recovery from two one-to four-family loans, all three of which were paid off during the current year quarter. The decrease in the provision for loan losses is also reflective of continued improvement in our asset quality. Asset quality continues to improve primarily due to the Bank’s continuing efforts to resolve asset quality issues. Nonperforming assets as a percentage of total assets decreased from 3.15% at September 30, 2012 to 1.98% at September 30, 2013.

Other income remained flat at $1.1 million for the quarters ended September 30, 2013 and September 30, 2012. A $136,000 increase in gain on sale of fixed assets was offset by a $161,000 decrease in gain on sale of loans. The increase in gain on sale of fixed assets was the result of the sale of our Osgood branch facility for total proceeds of $425,000, compared to a net book value of $289,000, during the current quarter. The decrease in gain on sale of loans is the result of a higher level of refinancing activity during the quarter ended September 30, 2012 as compared to the current year quarter due to higher loan rates in the current year quarter.

Noninterest expense remained flat at $3.4 million for the quarters ended September 30, 2013 and September 30, 2012. A $131,000 increase in other operating expenses was offset by an $80,000 decrease in deposit insurance premium. The increase in other operating expenses is primarily the result of a $94,000 increase in loan-related expenses associated with a short-term promotion during the current year quarter.

Total assets were $511.5 million at September 30, 2013, compared to $512.6 million at June 30, 2013. A $7.4 million decrease in loans was partially offset by a $6.3 million increase in investment securities. The decrease in loans was primarily the result of net payoffs totaling $5.6 million in one- to four-family real estate loans and $2.1 million in commercial real estate loans during the quarter ended September 30, 2013. The increase in investment securities was the result of redeploying proceeds from the payoff of loans into purchases of mortgage-backed securities and available for sale securities.

Total liabilities were $438.1 million at September 30, 2013, compared to $439.1 million at June 30, 2013, reflecting a $5.0 million decrease in FHLB advances partially offset by a $3.6 million increase in deposits. The decrease in FHLB advances is due to a $5.0 million payment on a short-term advance in July 2013. The increase in deposits was primarily due to a $11.9 million increase in municipal deposits, offset by an $8.3 million decrease in retail deposits due to declining certificate of deposit rates.

Total stockholders’ equity was $73.4 million at September 30, 2013, compared to $73.5 million at June 30, 2013. The decrease was primarily the result of a $735,000 after-tax increase in unrealized loss on investments and dividends paid of $309,000, partially offset by net income of $762,000. At September 30, 2013, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2013 filed with the SEC on September 27, 2013 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.